Exhibit 99.1

FOR IMMEDIATE RELEASE

JBT Corporation’s Chairman, President and CEO Tom Giacomini

to Take Medical Leave of Absence

Brian Deck Appointed Interim Chief Executive Officer

Alan Feldman Named Interim Non-Executive Chairman

CHICAGO, June 23, 2020 – JBT Corporation (NYSE: JBT) announced today that Chairman, President and Chief Executive Officer, Tom Giacomini, will take a personal leave of absence for medical reasons, effective immediately. The JBT Board of Directors has appointed Brian Deck, Executive Vice President and Chief Financial Officer, as Interim Chief Executive Officer. Mr. Deck will continue in his role as CFO. In addition, Alan Feldman, a member of the JBT Board, has been named Interim Non-Executive Chairman. Mr. Giacomini’s medical leave is unrelated to COVID-19.

“On behalf of the Board and management team, we support Tom and together agreed that it is in the best interest of all JBT stakeholders that he focus full-time right now on his health,” said Mr. Feldman. “The Board and I have complete confidence in Brian and the rest of the JBT executive leadership team to manage the business and continue executing on our strategic priorities. I look forward to working with Brian in my new interim role as we continue to focus on ensuring the health and safety of our employees during the COVID-19 pandemic, while delivering JBT’s technology and services to our customers.”

“It has been a privilege to be a part of the JBT team since I joined in 2014,” said Mr. Deck. “I am grateful for the support of the Board, the executive leadership team and our entire organization as we focus on moving the business forward. JBT continues to prioritize an unrelenting commitment to the care of our customers during this challenging environment and to seizing opportunities created by the changes in our end markets. Additionally, we recently disclosed that we remain on track to meet our revenue estimates and potentially exceed margin expectations for the second quarter.”

About Alan Feldman

Mr. Feldman joined the JBT Board of Directors in 2008. Mr. Feldman previously retired in 2012 as Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company. Prior to joining Midas, Mr. Feldman held several senior management positions within McDonald’s Corporation, including President and COO of McDonald’s Americas, and PepsiCo, where he served in financial and operational roles. Mr. Feldman currently serves on the Board of Directors of GNC Holdings, the Board of Directors of Foot Locker, and the Board of Directors of the University of Illinois Foundation. Mr. Feldman holds an MBA and a Bachelor of Arts degree in marketing from the University of Illinois.

About Brian Deck

Mr. Deck has served as Executive Vice President and Chief Financial Officer of JBT since May 2014. Prior to joining JBT, Mr. Deck served as Chief Financial Officer of National Material L.P., a private diversified industrial holding company (since May 2011). He served as Vice President of Finance and Treasury (from November 2007 to May 2011) and as Director, Corporate Financial Planning and Analysis (from August 2005 to November 2007) of Ryerson Inc., a metals distributor and processor. Prior to his service with Ryerson, Mr. Deck had increasing responsibilities with General Electric Capital, Bank One (now JPMorgan Chase & Co.) and Cole Taylor Bank. Mr. Deck holds an MBA with a concentration in finance from DePaul University in Chicago, and a Bachelor of Arts degree in economics from the University of Illinois.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,400 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to our future financial performance and our plans. These risks and uncertainties include, but are not limited to: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with current and future acquisitions; potential effects of the U.K.’s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices and availability of raw materials; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; risks related to corporate social responsibility; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarter Report on Form 10-Q filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

CONTACT:

Investors & Media: Megan Rattigan - (312) 861-6048; megan.rattigan@jbtc.com